Exhibit 23.2.

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Element 21 Golf Company


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 16, 2004, with respect to the consolidated balance sheet of Element 21 Golf Company and subsidiaries as of June 30, 2004, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended June 30, 2004, which report appears in the June 30, 2004 annual report on Form 10-KSB of Element 21 Golf Company.





                                                   -----------------------------
                                                  /s/ Lazar, Levine & Felix, LLP
New York, New York
July 20, 2005